                          AGREEMENT AND PLAN OF MERGER

     THIS Agreement and Plan of Merger ("Agreement") is entered into on December 1, 1999 by and among Clariti Telecom, Inc., a Pennsylvania corporation ("Acquisition"), with its principal office located at Mellon Bank Center, 1735 Market Street, Suite 1300, Philadelphia, Pennsylvania 19103, Tekbilt World Communications, Inc., a Pennsylvania corporation, with its principal place of business located at 55 Hawk Road, Suite 172, Box 96, Warminster, Pennsylvania 18974 ("Company"), and its sole shareholder, Carl A. Saling, III, an individual residing in the Commonwealth of Pennsylvania ("Seller"). Acquisition, Company and the Seller are collectively referred to herein as the "Parties". Clariti Telecommunications International, Ltd., a Delaware corporation ("Clariti"), which owns one hundred percent (100%) of the issued and outstanding stock of Acquisition, is also a party to this Agreement for the purposes set forth herein.

     BACKGROUND

     A. Company has issued and outstanding one thousand (1,000) shares of common stock, all of which are owned by Seller, which shares represent one hundred percent (100%) of the issued and outstanding capital stock of Company ("Shares").

     B. Subject to the terms and conditions of this Agreement, the Parties desire to consummate a merger pursuant to which Company shall be merged with and into Acquisition so that the Company shall cease as a separate corporate entity and that such merger qualify as a reorganization under the provisions of Section 368(a) of the Code (as hereinafter defined).

     NOW THEREFORE, in consideration of the premises and of the mutual promises herein made, and in consideration of the covenants, representations and warranties herein contained, the parties hereby agree as follows:

     1.  DEFINIITIONS.

"Additional Merger Consideration" means the additional consideration that Seller may be entitled to in accordance with the provisions of Section 2.5.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code (section) 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

"Agreement" has the meaning set forth in the preamble above.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that directly and proximately forms or could reasonably form the basis for any specified consequence.

"Business Corporation Law" means the Pennsylvania Business Corporation Law of 1988, as amended or restated from time to time.


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"Certificate of Merger" means the certificate of merger in the form and content attached hereto as Exhibit "A".

"Clariti Shares" shall mean shares of Clariti's common stock, $.001 par value valued at the Clariti Stock Price.

"Clariti Stock Price" shall mean the average per-share closing price of one share of Clariti's common stock, $.001 par value, as reported on the exchange or other quotation medium, as the case may be, on which such shares are quoted, calculated based on the five (5) business day period ending on the business day immediately preceding the date on which this Agreement is fully executed. The Parties agree that the Clariti Stock Price is $2.25.

"Closing" and "Closing Date" have the meanings set forth in Section 2.6.

"Code" means the Internal Revenue Code of 1986, as amended or restated from time to time.

"Company" has the meaning set forth in the preamble above.

"Confidential Information" means any and all information concerning the business and affairs of the Company or Acquisition, whether furnished before or after the date of this Agreement, other than that information which is or becomes publicly known or within the public domain without the breach of this Agreement by any Party.

"Disclosure Schedule" means the various disclosure schedules attached to this Agreement as provided for in Section 3.

"Effective Time" means the time at which the Certificate of Merger shall be duly filed in the office of the Secretary of State of the Commonwealth of Pennsylvania in accordance with Section 1921 et. seq. of the Business Corporation Law.

"Environmental Laws" means any and all federal, state and local Laws pertaining to the protection of human or other health or the environment or relating to any discharge, release, storage, treatment, generation, use, manufacture, handling, transportation, spill or emission of any hazardous substance, hazardous material, pollutant or contaminant, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.
Section 9601 et seq.

"Financial Statements" has the meaning set forth in Section 3.9.

"GAAP" means generally accepted accounting principles as in effect from time to time. For purposes of applying such accounting principles, gross revenues shall be recognized based on prepaid telephone card usage and related cost of sales based on actual costs incurred. This method of accounting is different than Company's current method pursuant to which Company recognizes gross revenue and related cost of sales on the basis of prepaid telephone cards sold.

"Gross Revenues" shall mean Company's total revenues determined in accordance with GAAP.

"Indebtedness" has the meaning set forth in Section  3.10.

"Indemnified Party" has the meaning set forth in Section 8.4(a).


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"Indemnifying Party" has the meaning set forth in Section 8.4(a).

"Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology, including, without limitation, all Intellectual Property identified in Section 3.17 to the Disclosure Schedule; (ii) that are owned, licensed or controlled in whole or in part by the Company and relate to the business of the Company; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

"Knowledge" means actual knowledge after reasonable investigation.

"Laws" means all laws, rules, regulations, codes, injunctions, judgments, decrees, rulings, interpretations, constitution, ordinance, common law, treaty, regulations, or orders, of any federal, state, local, municipal and foreign, international, or multinational governments or administration and all related agencies.

"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

"Lien" means any security interest, lien, claim, pledge, charge, restriction on transfer or other encumbrance of any nature whatsoever.

"Lock-Up Agreement" shall mean an agreement in the form attached hereto as Exhibit "E".

"Losses" has the meaning set forth in Section 8.2.

"Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operations or prospects of the Company.

"Merger Consideration" has the meaning set forth in Section 2.4.

"Minimum Gross Margin Percentage" shall be the greater of (i) eighteen percent (18%) or (ii) Company's Gross Margin Percentage for the period commencing January 1, 1999 and terminating on the last day of the month prior to Closing Date.

"Minimum 1999 Gross Revenues" shall mean $8,000,000 of total gross revenues determined in accordance with GAAP.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" means the Financial Statements for the Company for the nine (9) month period ending September 30, 1999.

"Most Recent Fiscal Year End" has the meaning set forth in Section 3.9.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).


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"Party" and "Parties" have the meanings set forth in the preamble above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Products" means all current products and services of the Company, any subsequent versions of such products currently being developed, any products currently being developed by the Company which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" has the meaning set forth in the preamble.

"Shares" has the meaning set forth in the preamble.

"Surviving Corporation"  has the meaning set forth in Section 2.1(a).

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

"Third Party Claim" has the meaning set forth in Section 9.4(a).

"Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

"Transaction Documents" means this Agreement and any other documents entered into pursuant to this Agreement and/or the transactions contemplated thereby.


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"Value" shall mean the value of Clariti Shares based on the Clariti Stock Price.

2. THE MERGER; EFFECTIVE TIME; CONVERSION OF SHARES.

      2.1  Merger; Constituent Corporations.

           (a) Acquisition and the Company shall be the constituent corporations to the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall be merged with and into Acquisition in accordance with the Business Corporation Law and Acquisition shall be the surviving corporation of the merger ("Surviving Corporation"). At the Effective Time, the identity and separate existence of Company shall cease, and the Surviving Corporation shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers, franchises, properties and other interests of the Company and Acquisition.

           (b) As soon as practicable following Closing, the Company and Acquisition shall file with the Pennsylvania Secretary of State in accordance with the Business Corporation Law an executed copy of the Certificate of Merger. The Merger shall become effective at the time the Certificate of Merger is so filed with the Pennsylvania Secretary of State ("Effective Time"). To the extent permitted under law, Seller hereby waives publication of the Certificate of Merger. At any time and from time to time on and after Closing, Seller and the Company shall, without further consideration, execute and deliver such other instruments and documents and take any such action as the Surviving Corporation may reasonably determine is necessary or appropriate to effectuate the Merger and the transactions contemplated hereby.

           (c) At the Effective Time, the Board of Directors and officers of the Surviving Corporation shall consist of the persons identified on attached Exhibit "B", to serve until his or her respective successor is duly elected and qualified.

           (d) At and following the Effective Time, the Articles of Incorporation and By-laws of Acquisition shall be the Articles of Incorporation and By-Laws of the Surviving Corporation and shall remain in effect, until and unless amended and/or restated as provided by law.

      2.2 Conversion of Shares. At the Effective Time by virtue of the Merger and without any action on the part of Acquisition or Seller:

           (a) All Shares of Company issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration; and

           (b) Each share of Acquisition common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      2.3 Conditions Precedent to Clariti's and Acquisition's Obligations. At or before the Closing, Seller must fulfill all of the conditions required of Seller listed in Section 6.1 (Conditions to Obligation of Acquisition/Clariti) and must comply with the obligations of Seller set out in Subparagraph (a) below.
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           (a)  At or before the Closing, Seller must:

                (i) deliver to Clariti duly executed and completed transfers effectuating the cancellation of the Shares in accordance with Section 2.2, together with the relevant share certificates;

               (ii) produce to Clariti a duly executed original of any power of attorney or other authority under which the transfers of the Shares are executed;

              (iii) deliver to Clariti duly executed instruments irrevocably waiving in favor of Clariti all rights of pre-emption which any person has in respect of any of the Shares;

               (iv) deliver to Clariti any other documents necessary to evidence to Acquisition's satisfaction that each of the conditions required of Seller listed in Section 6.1 (Conditions to Obligation of Acquisition/Clariti) has been and remains fulfilled;

                (v) cause the board of directors of the Company to resolve that the Merger be approved;

               (vi) cause the persons notified in writing by Clariti to the Company before the Closing to resign as directors and officers of the Company with effect from the Closing Date provided, however, that Seller may continue to serve on Acquisition's Board of Directors during the term of his employment by Acquisition;

              (vii) deliver to Acquisition a letter (in the form required by Acquisition) from each resigning and/or remaining officer of the Company acknowledging that he or she has no claim against the Company for breach of contract, loss of office, redundancy, unfair dismissal, compensation, payment or repayment of loans or otherwise except payments properly payable to him or her as an employee for accrued and unpaid salary, holiday pay and long service leave up to and including the Closing Date;

             (viii) ensure that all of the Company's books and records are complete and up to date and, where applicable, in compliance with all statutory requirements;

               (ix) do all other things necessary or desirable to effectuate the Merger, to complete any other transaction contemplated by this Agreement and to place Acquisition in effective control of the rights, privileges, powers, franchises, properties and other interests of the Company and the business carried on by the Company.

           (b) If any provision of subparagraph (a) above is not complied with in any respect on the date set for Closing, Acquisition and/or Clariti may, in its absolute discretion:

                (i)  waive compliance with that provision;

               (ii) proceed to Closing as far as practicable (without prejudice to any of its rights under this Agreement); or

              (iii) terminate this Agreement by notice in writing to the Company, which notice shall be effective ten (10) business days from the date thereof unless Seller shall have cured any failure of condition specified in such notice.

      2.4  Merger Consideration.    At the Effective Time, Seller shall receive
from or on behalf of Acquisition the following consideration, representing full and complete payment by Acquisition to Seller for the Shares ("Merger Consideration"), payable as described below:

           (a) At the Effective Time, Acquisition shall cause to be issued to or on behalf of Seller Clariti Shares with a Value equal to $2,907,750 [the "Clariti Shares Issued at Closing"]. Seller shall execute and deliver at the Closing the Lock-Up Agreement restricting the transferability or other disposition of the Clariti Shares Issued at Closing for the one (1) year period commencing the date of the Closing. The number of shares of the Clariti Shares Issued at Closing assumes that Company shall produce the Minimum 1999 Gross Revenues. In the event that Company's 1999 Gross Revenues are less than the Minimum 1999 Gross Revenues, the number of Clariti Shares Issued at Closing shall be reduced as hereinafter provided. The value of the Clariti Shares Issued at Closing shall be an amount equal to the product of $2,907,750 multiplied by a fraction (a) the numerator of which is the lesser of (i) $8,000,000 or (ii) Company's actual 1999 Gross Revenues and, (b) the denominator of which is $8,000,000. Any adjustment in the number of Clariti Shares Issued at Closing shall be made as soon as practicable following the determination of such adjustment. In addition, at the Effective Time, Acquisition shall pay to Seller by check or wire transfer, Seventy Five Thousand Dollars ($75,000).

           (b) As Additional Merger Consideration, Seller shall be entitled to receive Additional Merger Consideration from or on behalf of Acquisition provided that Seller is a full time employee of the Company during the time periods set forth in this Section. Such Additional Merger Consideration shall be in the form of Clariti Shares which Acquisition shall cause to be issued to Seller as provided for below. Clariti shall, and is hereby obligated to, issue the Seller on behalf of Acquisition the Clariti Shares as provided for below.

                (i) Provided that (A) Seller has been continuously employed as a full-time employee of the Surviving Corporation for the period commencing January 1, 2000 and terminating December 31, 2000 and (B) Seller is not in default of any of the material provisions of any of the Transaction Documents which default has not been cured by Seller within ten (10) business days from the date on which Seller receives written notice of such default, Seller shall earn Clariti Shares with a Value equal to $2,000,000.

               (ii) Provided that (A) Seller has been continuously employed as a full-time employee of the Surviving Corporation for the period commencing January 1, 2001 and terminating December 31, 2001 and (B) Seller is not in default of any of the material provisions of any of the Transaction Documents which default has not been cured by Seller within ten (10) business days from the date on which Seller receives written notice of such default, Seller shall earn Clariti Shares with a Value equal to $1,500,000.

              (iii) Provided that (A) Seller has been continuously employed as a full-time employee of the Surviving Corporation for the period commencing January 1, 2002 and terminating December 31, 2002 and (B) Seller is not in default of any of the material provisions of any of the Transaction Documents which default has not been cured by Seller within ten (10) business days from the date on which Seller receives written notice of such default, Seller shall earn Clariti Shares with a Value equal to $1,500,000.

           (c) The Merger Consideration delivered upon the exchange of Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation for any reason, they shall be immediately cancelled without any further consideration.

      2.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place subject to the satisfaction of the conditions of Closing set forth in Section 6 below, at the offices of Eizen Fineburg & McCarthy, LLP located at 2001 Market Street, Suite 3410, Philadelphia, Pennsylvania, commencing at 10:00 a.m. eastern time on December 22, 1999, or such other date as the Parties may mutually determine (the "Closing" or the "Closing Date").

3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.   Seller represents and
warrants to Acquisition that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

      3.1 Organization of the Company. The Company is duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. Copies of the certificate of incorporation and bylaws of the Company as amended to date have been heretofore delivered to Acquisition and are accurate and complete. The Company's corporate book is complete and accurate and the original shall be delivered to Acquisition at the Closing. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate except for those jurisdictions where the failure to be so qualified will not have a Material Adverse Effect.

      3.2 No Subsidiaries, etc. The Company does not own, control or have a beneficial interest in any subsidiary or any shares or other securities in the capital of another Person, or have any direct or indirect equity participation or ownership interest in any other Person. The Company is not and has not agreed to become a member of any partnership, joint venture, limited liability company, unincorporated association or similar arrangement.

      3.3 Capitalization and Ownership of the Company. The authorized capital stock of the Company consists of 100,000 shares of Class A Voting Common Stock, no par value per share, and 1,000,000 shares of Class B Non-Voting Common Stock, no par value per share, of which 1,111.11 shares of Series A Voting Common Stock are issued and outstanding and held of record and beneficially by the Seller, free and clear of any Liens. All of the outstanding shares of capital stock of the Company have been validly issued, are fully paid and non-assessable. There is no warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares in or debt of the Company or other securities convertible into or exchangeable for shares in the Company (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. There are no agreements to register any securities of the Company or sales or resales thereof under federal or state securities laws.

      3.4 Authorization of Transaction. Each of the Seller and the Company has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and each agreement, document, instrument or certificate executed by them in connection with this Agreement

(hereinafter collectively referred to as the "Transaction Documents") and to perform their respective obligations hereunder and thereunder. All corporate and other actions or proceedings to be taken by or on the part of the Seller and the Company to authorize and permit the execution and delivery by them of the Transaction Documents to which they are a party, the instruments required to be executed and delivered by each of them pursuant thereto, the performance by them of their respective obligations under the Transaction Documents, and the consummation by them of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by each of the Company and the Seller and constitutes the legal, valid and binding obligation of each of the Company and the Seller, enforceable in accordance with their terms and conditions, subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceeding at law or in equity.

      3.5. Noncontravention. Except as disclosed on Section 3.5 of the Disclosure Schedule, neither the execution and the delivery of any of the Transaction Documents, nor the consummation of the transactions described therein will (i) conflict with or result in a breach of any provision of the articles of organization or by-laws of the Company, or any other agreements or other instruments to which either or both of the Company and/or the Seller is a party or under which either or both are bound, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or the Seller is a party, or under which either or both are bound or (iii) to the knowledge of Seller, violate any laws to which the Company or the Seller is subject. Neither the Seller nor the Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Transaction Documents .

      3.6 Brokers' Fees. Neither the Company nor the Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Acquisition (or any of its Affiliates) or the Company could become liable or obligated.

      3.7 Title to Assets. Except as set forth on Section 3.7 of the Disclosure Schedule, the Company has good and marketable title to, or a valid and subsisting leasehold interest in, the properties and assets used by it, located on its premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of for fair market value in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      3.8 All Assets Necessary to Conduct Business. The assets, properties and rights of the Company reflected in the Most Recent Financial Statements or acquired since the date thereof comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Company in, and, in the reasonable opinion of the management of the Company, necessary to, the conduct of the Company's business as currently conducted.

      3.9 Financial Statements. Attached hereto as Exhibit "C" are the following financial statements of the Company (collectively the "Financial

Statements"): (i) unaudited consolidated balance sheets, statements of income and retained earnings, and statements of cash flows as of and for the years ended December 31, 1997 and December 31, 1998 (the "Most Recent Fiscal Year End"), as compiled by the Company's independent accountants, Bush, Levin & Tecosky, Certified Public Accountants, and (ii) unaudited consolidated balance sheets and statements of income, for the nine (9) month period ended September 30, 1999 for the Company. The Financial Statements have been prepared in accordance with GAAP, except that net sales and related costs of sales were determined on the basis of prepaid telephone cards sold.

The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects (except as the same deviates from GAAP as described above) and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods and are consistent with the books and records of the Company, subject to normal and recurring year end adjustments and in the case of the unaudited financial statements, the absence of notes.

      3.10 Indebtedness and Guarantees. Except as set forth in Section 3.10 of the Disclosure Schedule, and except for amounts stated on or properly reserved for in the Most Recent Financial Statements, the Company does not have any Indebtedness. As used herein, the term "Indebtedness" means any obligations for or in respect of (i) borrowed money (including without limitation, accrued interest thereon), (ii) the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), (iii) capital lease obligations, conditional sale or other title retention agreements or (iv) declared and unpaid dividends. The Company is not a guarantor or otherwise liable for any Liability or obligation of any other Person.

      3.11 Absence of Changes. Except as set forth in Section 3.11 of the Disclosure Schedule, since January 1, 1999, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

            (a) sale, lease, transfer, or assignment of any of the Company's assets, tangible or intangible, other than sales of inventory for fair market value in the Ordinary Course of Business;

            (b) creation or imposition of any Lien upon any of the Company's assets, tangible or intangible;

            (c) increase in prompt payment or pre-payment rebates, most favored pricing or other price protections or similar programs, or other material change in the sales, pricing, cash management, billing, payment, collection or cancellation policies or practices of the Company;

            (d) delay or postponement of payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (e) any termination (or, to the knowledge of Seller, any oral or written threat or indication of intent to terminate) by one or more material distributors, customers, licensors or suppliers of the Company of its respective business relationships with the Company or any indication that any such material distributor, customer, licensor or supplier will not continue to do business with the Company on terms and conditions at least as favorable to the Company as the terms and conditions provided to the Company since its inception;

            (f) damage, destruction, or loss (whether or not covered by insurance) to its property materially and adversely affecting the properties, financial condition or business of the Company;

            (g) modification or change in the application the accounting principles from the manner in which it was applied in the Most Recent Financial Statements or any other change in the Company's accounting procedures or methodologies;

            (h) transaction or agreement with the Seller;

            (i) declaration of any dividend or other distribution in respect to the Shares;

            (j) other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

            (k) agreement or commitment by the Company or the Seller to any of the foregoing.

      3.12  Absence of Undisclosed Liabilities.  Except as set forth on
Schedule 3.12, the Company has no material Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, and (b) Liabilities which arise after the date of the Most Recent Balance Sheet in the Ordinary Course of the Business (none of which Liabilities results from, arises out of, relates to, is in the nature of or is caused by any breach of contract, breach of warranty, tort, or violation of law).

      3.13 Legal and Other Compliance. Except as set forth in Schedule 3.13, the Company has complied and is in compliance with all applicable laws and, to the knowledge of Seller and Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. Neither the ownership nor use of properties of the Company nor the conduct of its business conflicts with the rights of any other Person or violates, conflicts with or results in a default, right to accelerate or loss of rights under, any terms or provisions of any of its charter or by-laws or any Lien, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it is bound.

      3.14 No Material Adverse Change. Since January 1, 1999, there has not been any change which has resulted in a Material Adverse Effect and, to the knowledge of Seller and Company, no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

      3.15  Taxes.

            (a) The Company has filed on a timely basis all Tax Returns required to be filed by the Company. All such Tax Returns have been accurately prepared and true and correct copies have been delivered to Acquisition. All Taxes owed by the Company, whether or not shown on any Tax Return, have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to taxation by that jurisdiction. There are no liens or other encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) There is no Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Seller has knowledge based upon contact with any such authority.

            (d) The unpaid Taxes of the Company did not, as of the date of the Most Recent Balance Sheet, exceed the reserve or Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet.

            (e) The Company does not have any liability for the Taxes of any other Person, including without limitation the Seller, under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local and foreign income Tax purposes.

      3.16 Property, Plant and Equipment. The Company does not own any real property. Section 3.16 of the Disclosure Schedule lists all real property leased or subleased to the Company. The Company has delivered to Acquisition correct and complete copies of the leases and subleases listed in Section 3.16 of the Disclosure Schedule (as amended to date) which such leases and subleases have not been amended or modified since the date thereof. No action has been taken or omitted by the Company or the Seller, and, to the knowledge of the Seller, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default under any Lease or that may reasonably be expected to result in a loss of rights or the creation of any Lien thereunder or pursuant thereto. The leasehold interests of the Company are not subject to any Lien, and the Company is in quiet possession of the properties covered by the Leases.

      3.17        Intellectual Property.

            (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company in the Company's business immediately prior to the Closing hereunder will be owned or available for use by the Company and Acquisition on identical terms and conditions immediately subsequent to the Closing hereunder. The Company and Seller have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that the Company owns or uses.

            (b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company and Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

            (c) Section 3.17(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to the Company's Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Company's Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). Section 3.17(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark or servicemark used by the Company. With respect to each item of Intellectual Property required to be identified in Section 3.17(c) of the Disclosure Schedule, except as disclosed in Section 3.17(c) of the Disclosure Schedule, the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction.

            (d) Section 3.17(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property required to be identified in Section 3.17(d) of the Disclosure Schedule, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceeding at law or in equity.

      3.18 Contracts. Section 3.18 of the Disclosure Schedule lists all of the following types of contracts and other agreements (oral, written or otherwise) to which the Company is a party:

            (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 in any year;

            (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, which could result in a material loss to the Company (including in the event of any termination thereof) or is likely to involve the exchange of consideration in excess of $50,000 in any single year;

            (c) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any Indebtedness in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

            (d) any agreement concerning confidentiality or noncompetition or otherwise creating or purporting to create any restrictions on the ability of the Company to engage in any business or to operate in any geographic area;

            (e) any agreement between the Company, on the one hand, and the Seller or any of their respective Affiliates, on the other hand;

            (f) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, severance or other plan or arrangement for the benefit of any current or former directors, officers and employees;

            (g) any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis providing for annual compensation in excess of $50,000 or providing severance or retirement benefits;

            (h) any agreement under which the Company has advanced or loaned any amount to any of the Seller or their respective Affiliates, any director, officer or employee of the Company, or to any other Person in an amount in excess of $5,000;

            (i) any agreement between or among the Company with any customer of the Company containing a most favored price or other price protection provision, or providing any warranty that is more onerous, in any material respect, to the Company than the Company's standard warranty;

            (j) any agreement pursuant to which payments, or an acceleration of or increase in benefits, may be required upon or after a change of control of the Company;

            (k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Business; and

            (l) any other agreement (or group of related agreements), the performance of which involves consideration in excess of $50,000.

The Seller has delivered to Acquisition a correct and complete copy of each written agreement listed in Section 3.18 of the Disclosure Schedule (as amended to date). Except as disclosed in Section 3.18 of the Disclosure Schedule, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; subject to the effect of (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and (b) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceeding at law or in equity; (ii) subject to obtaining the necessary consents disclosed in Section
3.5 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the effect of (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and (b) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceeding at law or in equity; (iii) neither the Seller, nor to the knowledge of the Seller, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

      3.19 Accounts Receivable. All accounts receivable of the Company are reflected properly on its books and records in accordance with GAAP (except as the same may deviate from GAAP as described in Section 3.9), are valid receivables, arose from bona fide transactions in the Ordinary Course of Business, are subject to no setoffs or counterclaims except as recorded as accounts payable, are current and collectible and, except as reflected as net of allowance for bad debts on the face of the Most Recent Balance Sheet as adjusted for the passage of time in accordance with GAAP and past practice and custom of the Company. The Seller has delivered to as Section 3.19 of the Disclosure Schedule a true and correct list of all receivables which have been deemed uncollectible and are not reflected in the Most Recent Balance Sheet.

     3.20 Insurance and Risk Management. Section 3.20 of the Disclosure Schedule sets forth a list (indicating the type, name of the insurer, coverage amounts, period of coverage, premiums, deductibles and material nonstandard exclusions) of all insurance policies maintained by the Company (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements). With respect to each such insurance policy: (1) the policy is legal, valid, binding, enforceable, and in full force and effect, subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceeding at law or in equity; (2) the transactions contemplated hereby will not result in the cancellation or modification of such policies; (3) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the knowledge of Seller and Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (4) the Seller has delivered true and complete copies of all policies and related indemnity or premium payment agreements to Clariti; (5) the policy has not been amended or modified and no riders have been issued in respect of such policies referred to in (4) above; and (6) neither the Seller nor the Company has received any notice that any party to the policy has repudiated any provision thereof. All such policies provide adequate coverage for all normal risks incident to the Company's assets, properties and business operations and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar risks, perils or hazards.

      3.21 Litigation. Except as disclosed in Section 3.21 of the Disclosure Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Seller's and Company's Knowledge, threatened, which involve or are likely to involve the Company. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company adversely affecting any of its assets, businesses or operations under any federal, state or local law.

      3.22 Product Warranties Defects Liability. Each product manufactured, sold, leased, or delivered by the Company has been in substantial conformity with all applicable material federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet which reserve is adequate to address all such Liabilities. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and, to the Knowledge of Seller, there has been no inquiry or investigation made in respect thereof by any Person including any governmental or administrative agency other than such Liability for which the Company has obtained insurance coverage pursuant to insurance policies listed in Section
3.20 of the Disclosure Schedule which such policies will remain in full force and effect without modification or increase in premium as a result of the transactions contemplated hereby.

      3.23 Employees. To the Knowledge of the Company and Seller, no executive or key employee has any plans to terminate employment with the Company. The Company has not experienced any labor disputes or work stoppages due to labor disagreements. The Company is in compliance with all applicable laws respecting employment and employment practices and terms and conditions of employment. The Company is not nor has it ever been a party to any collective bargaining agreement nor has the Company been the subject of any organizational activity. The Company is not a party to any employment agreement with any Person.

      3.24  Employee Benefits.

            (a) Section 3.24(a) of the Disclosure Schedule sets forth all Employee Plans (hereinafter defined) to which the Company contributes or is obligated to contribute, under which the Company has or may have any Liability for premiums or benefits, or which benefits any current or former employee, director, consultant or independent contractor of the Company or any beneficiary thereof. For purposes of this Agreement, the term "Employee Plan" means any plan, program, agreement, policy or arrangement (a "plan"), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of
Section 3(1) of ERISA (a "Welfare Plan"); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan whether for the benefit of a single individual or a group of individuals. With respect to each Employee Plan listed in Section 3.24(a) of the Disclosure Schedule, the Company has provided to the accurate, current and complete copies of each of the following: (1) the plan document together with all amendments; (2) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (3) copies of any summary plan descriptions, employee handbooks or similar employee communications and administrative forms; (4) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS; and (5) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

            (b) Neither the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under (section) 4001(b)(1) of ERISA or (section) 414(b), (c), (m) or (o) of the Code (a "Related Entity") has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA.

            (c) Each Employee Plan that is intended to be qualified under (section) 401(a) of the Code is so qualified. Each Employee Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable law, and nothing has occurred with respect to any Employee Plan that has subjected or could subject the Company or any plan participant to a penalty under Section 502 of ERISA or to an excise tax under the Code. The Seller has not received any loans from any Employee Plan.

            (d) All required contributions to and premium payments on account of each Employee Plan have been made.

            (e) Section 3.24(e) of the Disclosure Schedule sets forth each and every pending or threatened lawsuit, claim or other controversy relating to a Employee Plan, other than claims for benefits in the normal course. No

Employee Plan is the subject of an IRS or DOL examination or a government sponsored amnesty, voluntary capline, self-correction or similar program.

            (f) Other than as required under Section 601 et seq. of ERISA, no Employee Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

            (g) No circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any plan maintained or formerly maintained by the Company or any related entity, or to which the Company or any related entity is or has been required to contribute (other than an Employee Plan), that could subject Acquisition to Liability, or the assets of the Business to any Lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such Liability or Lien.

      3.25 Environment, Health, and Safety. The Company has complied and is in compliance with all Environmental Laws. There is no legal action pending or, to the Company's knowledge, threatened against the Company in respect of (i) noncompliance with any Environmental Laws, or (ii) the handling, storage, use, transportation or disposal of any Hazardous Substance; except for actions filed or threatened after the date hereof that have not had, or would not be reasonably expected to have, a Material Adverse Effect. The Company has not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws. To the knowledge of the Seller and the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its predecessors or Affiliates are reasonably likely to prevent, hinder or limit continued compliance with Environmental Laws or give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws.

      3.26 Affiliated Transactions. The Company is not a party to or bound by any contract, commitment or understanding with any of the stockholders, directors or officers of the Company or any of their Affiliates or any member of their family and none of the stockholders, directors or officers of the Company or Affiliates or any member of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the business of any of the Company.

      3.27 Distributors, Customers, Suppliers. Section 3.27 of the Disclosure Schedule sets forth a complete and accurate list of (i) all of the distributors for the Company's products indicating the specific product, existing contractual arrangements, if any, with each such distributor and the volume of products distributed, (ii) the ten largest customers (by dollar volume) of the Company and the Seller during the Most Recent Fiscal Year, indicating the existing contractual arrangements with each such customer by product and (iii) all suppliers of significant materials or services to the Company, indicating the contractual arrangements for continued supply from such Person.

      3.28 No Illegal Payments, Etc. Neither the Seller nor the Company, nor any of the directors, officers, employees or agents of the Company, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

      3.29 Year 2000 Issues. Based on a review of the operations of the Company as they relate to the processing, storage and retrieval of data, neither the Seller nor the Company believe that a Material Adverse Effect is likely to occur as a result of computer software and hardware that will not function with respect to periods commencing January 1, 2000 at least as effectively as with respect to periods ending on or prior to December 31, 1999.

      3.30 Books and Records. The books and all corporate (including minute books and stock record books) and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements.

      3.31  Qualification of Seller. Seller represents and warrants that:

            (a) The Clariti common stock ("Clariti Stock") received or to be received from or on behalf of Acquisition pursuant to this Agreement (a) is being acquired for Seller's own account and not with the present view towards the distribution thereof without compliance with securities laws and (b) is subject to certain restrictions on transferability as provided under the Securities Act. Seller agrees that he will not dispose of the Clariti Stock except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of Clariti's securities counsel, is exempt from registration under the Securities Act, or the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder; provided, however, that, subject to the terms and conditions of the Lock-Up Agreement, Seller may dispose of his shares of Clariti Stock under Rule 144 of the Securities Exchange Act, and, in connection therewith, Clariti covenants that it shall comply with the reporting requirements of the Securities Exchange Act, and, in furtherance thereof, Clariti shall:

                  (I) upon being informed in writing by Seller that Seller intends to sell any shares of Clariti Stock acquired in the Merger under Rule 144, certify to Seller, assuming same is accurate, that Clariti has been subject to the reporting requirements of the Securities Exchange Act for at least 90 days prior to the date of such certificate and in addition has filed all of the reports required to be filed by it pursuant to the Securities Exchange Act to enable Seller to sell any such shares of Clariti Stock under Rule 144.

                 (II) if any of the certificates representing shares of Clariti Stock is presented to Clariti's transfer agent for registration of transfer in connection with any sale theretofore made under paragraph (d) of Rule 144, provided such certificate is duly endorsed for transfer or accompanied by a duly executed stock power and is accompanied by an opinion of Clariti's counsel (at Clariti's expense) or an opinion of other counsel satisfactory to Clariti that such transfer has complied with the requirements of Rule 144, promptly instruct its transfer agent to register such transfer and to issue one or more new certificates free of any stop transfer order or restrictive legend.

            (b) The Clariti Stock is being offered and sold under exemptions from the registration provisions of the Securities Act including, but not limited to Sections 3(b), 4(2) and 4(6) of the Securities Act and Regulation D promulgated thereunder; that Seller is purchasing the Clariti Stock without being furnished any offering literature, a prospectus or offering memorandum; that this transaction has not been scrutinized by the SEC or by any administrative agency charged with the administration of securities laws of any state; that all information, documents, records and books pertaining to this investment and Acquisition have been made available upon request to Seller and his representatives, including Seller's attorney, accountant and/or Acquisition representatives.

            (c) Seller has read and considered the SEC Reports (as hereinafter defined) and understands that investments in the Clariti Stock are accompanied by a degree of risk, and there are substantial restrictions on the transferability of the Clariti Stock.

            (d) Seller is able to (a) bear the economic risk of this investment, (b) hold the Clariti Stock indefinitely and (c) presently afford a complete loss of this investment.

            (e) Seller has adequate means of providing for current business needs and business contingencies and has no need for liquidity in this investment.

            (f) Seller has such knowledge and expertise in financial and business matters and is capable of evaluating the merits and risk of investment in the Clariti Stock and of making an informed investment decision. Seller confirms that in making the decision to purchase the Clariti Stock, he has relied solely upon his independent investigations by him and/or his representatives, including his own professional tax, legal and other advisors and that Seller and such representatives and advisors have been given the opportunity to ask questions of and to receive answers from, persons acting on behalf of Acquisition concerning the terms and conditions of this offering, Acquisition's business and associated risks and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense.

            (g) Seller confirms that: (i) the Clariti Stock is being acquired by Seller in good faith solely for Seller's own account and investment purposes only and is not being purchased for resale, resyndication, distribution, subdivision or fractionalization thereof and (ii) Seller has no contract or arrangement with any person to sell, transfer or pledge to any person the Clariti Stock or any part thereof, any interest therein or any rights thereto. Seller has no present plans to enter into any such contract or arrangement.

            (h) Seller understands that neither the SEC nor any other federal or state agency has passed upon or made any recommendation or endorsement of the Clariti Stock. Seller further acknowledges that the Clariti Stock has not been registered under the Securities Act or under any state securities laws. Seller therefore acknowledges that the Clariti Stock cannot be sold unless such stock is subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available. Seller further understands that Acquisition and Clariti are relying upon the truth and accuracy of Seller's representations, warranties and acknowledgments made herein by offering the Clariti Stock for sale to Seller without having first registered same under the Securities Act.

            (i) Seller consents to stop transfer instructions being placed with the transfer agent for the Clariti Stock and the placement of a legend on all certificates evidencing the purchase of the Clariti Stock, which legend shall be in form substantially as follows:

      THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SALE OR OTHER DISPOSITION OF THESE SHARES IS RESTRICTED AND IN ANY EVENT IS PROHIBITED UNLESS

THE HOLDER OF THIS CERTIFICATE RECEIVES AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO ACQUISITION AND ITS COUNSEL, THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

      The Clariti Common Stock Issued at Closing shall also contain the following legend:

      THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HEREBY ARE SUBJECT TO A LOCK-UP AGREEMENT DATED [INSERT DATE OF CLOSING] IN FAVOR OF ACQUISITION PURSUANT TO WHICH THE HOLDER OF THESE SHARES HAS AGREED THAT SUCH HOLDER WILL NOT DIRECTLY OR INDIRECTLY OFFER, PLEDGE, SELL, CONTRACT TO SELL, GRANT ANY OPTION, RIGHT OR WARRANT TO PURCHASE, HYPOTHECATE, ENCUMBER OR OTHERWISE TRANSFER OR DISPOSE OF (ALL OF THE ABOVE ARE COLLECTIVELY REFERRED TO AS "DISPOSITION") THESE SHARES WITHOUT THE PRIOR WRITTEN CONSENT OF ACQUISITION UNTIL [INSERT ONE (1) YEAR FROM DATE OF CLOSING]. IN THE EVENT ACQUISITION CONSENTS TO ANY SUCH DISPOSITION, THE ABOVE RESTRICTIONS WILL CONTINUE TO APPLY TO ANY TRANSFEREE AND ACQUISITION SHALL INCLUDE A LEGEND ON ANY STOCK CERTIFICATE ISSUED TO ANY SUCH TRANSFEREE.

            (j) Seller is an "accredited investor" as such term is defined in Rule 502 of Regulation D promulgated under the Securities Act of 1933, as amended.

      3.32  Disclosure.  The representations and warranties contained in this
Section 3 (including the Disclosure Schedule and any other schedules and exhibits required to be delivered by Seller to Acquisition pursuant to this Agreement) and any certificate furnished or to be furnished by Seller to do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

      4. REPRESENTATIONS AND WARRANTIES OF CLARITI AND ACQUISITION. Clariti and Acquisition represent and warrant to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

      4.1 Organization of Acquisition. Clariti and Acquisition are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation and are each qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 4.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate except for those jurisdictions where the failure to be so qualified will not have a Material Adverse Effect..

      4.2   Noncontravention.  Neither the execution and the delivery of any of
            ----------------
the Transaction Documents, nor the consummation of the transactions described therein will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Clariti or Acquisition is subject or any provision of their respective articles of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Clariti or Acquisition is a party or by which it is bound or to which any of its assets is subject. Acquisition does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      4.3 Authorization of Transaction. Clariti and Acquisition each have the legal capacity, power and authority (including full corporate power and authority) to execute and deliver the Agreement and each agreement, document, instrument or certificate executed by it in connection with this Agreement (hereinafter collectively referred to as the "Transaction Documents") and to perform their respective obligations thereunder. All corporate and other actions or proceedings to be taken by or on the part of Clariti and Acquisition to authorize and permit the execution and delivery by it of the Transaction Documents to which it is a party, the instruments required to be executed and delivered by it pursuant thereto, the performance by Acquisition of its obligations under the Transaction Documents, and the consummation by it of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by Clariti and Acquisition respectively and constitutes the legal, valid and binding obligation of Clariti and Acquisition respectively, enforceable in accordance with their terms and conditions.

      4.4 Clariti Stock. The Clariti Stock will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable. There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Clariti Stock upon execution of this Agreement or consummation of the transactions contemplated hereby.

      4.5 SEC Reports. Acquisition has heretofore delivered to Seller true and correct copies of certain reports and filings filed by Clariti with the Securities Exchange Commission, as outlined in that certain letter to Seller dated September 16, 1999, a copy of which is attached hereto as Exhibit "D". Additionally, Seller has obtained a copy of and has reviewed the Form 10-KSB for the period ended June 30 filed by Clariti with the SEC on or about October 14, 1999.

      4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Clariti or Acquisition.

      5.    COVENANTS.  The Parties covenant and agree as follows:

      5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

      5.2 Notices and Consents. The Company, Seller, Clariti and Acquisition shall have given any notices to third parties, and will each use their best efforts to obtain any third party consents, that are required in connection with the transactions contemplated by this Agreement.

      5.3 Operation of Business. The Company and Seller covenant and agree that the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company (i) will not (A) issue, sell or otherwise dispose of any of its capital stock or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (B) will not pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Company has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) outside the Ordinary Course of Business or (C) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.11 above and (ii) will use its best efforts to (A) keep available to Company the services of the Company's present officer's, employees, agents and independent contractors, (B) preserve for the benefit of Acquisition the goodwill of Company's customers, suppliers, landlords and others having business relations with it.

      5.4 Full Access. The Company and Seller will permit representatives of Acquisition to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contacts, and documents of or pertaining to each of the Company.

      5.5 Notice of Developments. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Section 3 and/or Section 4 above. No disclosure by any Party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

      5.6 Exclusivity. Seller and the Company will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating or enter into or consummate any transaction relating to the acquisition of any capital stock or other voting securities, or any portion of the Company's assets (other than sales of inventory in the Ordinary Course of Business), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company and Seller will notify Acquisition immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      5.7 Payment of Indebtedness. Seller will cause all Indebtedness owed to the Company by Seller or any Affiliate of Seller to be paid in full prior to Closing.

      5.8 Lock-Up Agreement. Notwithstanding anything in this Agreement to the contrary, Seller shall execute and deliver to Acquisition, at or prior to the Closing, the Lock-Up Agreement restricting the transferability or other disposition of the Clariti Common Stock Issued at Closing and the Clariti Common Stock issued pursuant to Section 5.9.

      5.9 Prepaid Cellular Technology. Seller is a party to that certain letter of intent with Bostek, Inc. ("Bostek") dated July 7, 1999 together with an extension thereto dated November 9, 1999, copies of which have been provided to Acquisition ("Letter of Intent"). The Letter of Intent sets forth the parameters of a potential sale of certain technology (referred to as the "Prepaid Cellular Technology") by Bostek to Seller and/or his "successor corporation". At any time on or after Closing, and upon the request of Surviving Corporation, Seller shall assign and contribute to Surviving Corporation all of his right, title and interest to the Prepaid Cellular Technology arising under and/or related to the Letter of Intent free of all

Liens. Seller shall execute and deliver, or cause to be executed and delivered, such documentation as may be requested by Surviving Corporation to effectuate such assignment and contribution of such rights, title and interest. In consideration for any such assignment and contribution by Seller, Acquisition shall cause to be issued to Seller, twenty thousand (20,000) shares of Clariti's common stock.

       5.10 Equipment Leases. Company is a party to those certain equipment lease agreements described in Schedule 5.10, copies of which have been provided to Acquisition ("Equipment Lease Agreements"). Acquisition and Clariti shall use their best efforts to remove Seller and his wife, Kathleen Saling, and George Bruner, Jr. and his wife, Susan Bruner, as guarantors (collectively the "Guarantors") under each of the Equipment Lease Agreements effective as of the Closing Date. In furtherance of the foregoing, Clariti shall, if requested by the lessor thereunder, agree to guarantee the lease payments due under such Equipment Lease Agreement(s) on such terms and conditions acceptable to Clariti in its sole and absolute discretion.

      5.11  Certain Tax Matters.

            (a) Seller shall include any income, gain, loss, deduction or other tax item resulting from the Merger on his tax return to the extent permitted by applicable law. Seller shall pay any tax imposed on the Company attributable to periods ending on or prior to the Closing Date, including (i) any tax imposed under Section 1374 of the Code and (ii) any tax attributable to the Merger, and Seller shall indemnify the Company, the Surviving Corporation and Clariti against any claims or Liabilities arising out of any failure to pay any such taxes.

            (b) Until the Closing Date, neither the Company nor the Seller shall revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Neither the Company nor the Sellers will take or allow any action, or omit to take any action, which action or omission would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

            (c) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Sellers shall permit Clariti to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable Law, Seller shall include any income, gain, loss, deduction or other Tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Seller for such periods.

            (d) Acquisition and the Seller agree to cooperate fully in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, without limitation, the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees (1) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records. Acquisition and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

            (e) Seller agrees to pay all Taxes incurred by the Company as a result of the Merger, including any such Taxes that may be imposed in the event that the Company does not obtain a clearance certificate from any relevant taxing authority.

      5.12 Tax Escrow Amount. At Closing, Company shall escrow $263,000 with the law firm of Eizen Fineburg & McCarthy, LLP ("Escrow Agent") to be held in a separate interest bearing escrow account ("Tax Escrow Amount"). As promptly as practicable after the Closing, and in any event within forty-five (45) days after the Closing Date, Seller's accountant shall prepare and furnish to Acquisition a calculation, with supporting documentation, of Seller's federal and state income taxes arising from the operations of the Company (exclusive of any Taxes arising from or related to the Merger) for the period commencing January 1, 1999 and ending as of the Closing Date ("Tax Calculation Amount"). Acquisition shall have a period of thirty (30) days after receipt thereof to review the Tax Calculation Amount and shall advise Seller in writing within such thirty (30) day period whether it (i) agrees with such calculation (ii) disagrees with such calculation or (iii) requires additional information or documentation regarding such calculation. In the event Acquisition agrees with such calculation, Escrow Agent shall release from escrow to Seller an amount equal to the Tax Calculation Amount. Any amounts held by Escrow Agent in excess of the Tax Calculation Amount shall be paid to Acquisition. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Acquisition, Clariti and/or Company have any responsibility to Seller or any taxing authority whatsoever for any amount in excess of the Tax Escrow Amount. In the event Acquisition disagrees with the calculation of the Tax Calculation Amount or requires additional information, the parties shall attempt to resolve such dispute. If the parties cannot so agree within sixty (60) days after the delivery by Seller to Acquisition of the Tax Calculation Amount, then either the Seller or Acquisition may submit such dispute to an independent accounting firm agreed to between Seller's counsel and Acquisition's counsel (the "Independent Accountant"). The fees and expenses of the Independent Accountant shall be shared equally by Seller and Acquisition, and the decision of the Independent Accountant shall be final and binding on the parties. The amount paid hereunder to Seller shall be treated as Additional Merger Consideration.

      5.13 Future Assurances. At any time and from time to time after the Closing, at the request of Acquisition and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Acquisition may reasonably determine is necessary to transfer, convey and assign to Acquisition, and to confirm Acquisition's title to or interest in the Company, to put Acquisition in actual possession and operating control thereof and to assist Acquisition in exercising all rights with respect thereto. The Seller hereby constitutes and appoints Acquisition and its successors and assigns as his true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of Acquisition and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of Acquisition or its successors and assigns, proceedings at law, in equity, or otherwise, which Acquisition or its successors or assigns reasonably deem proper in order to collect or reduce to possession or any of the assets of the Company to do all acts and things in relation to the assets which Acquisition or its successors or assigns reasonably deem desirable.

      6.    CONDITIONS TO OBLIGATION TO CLOSE.

      6.1 Conditions to Obligation of Acquisition and Clariti. The obligation of Acquisition and Clariti to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties set forth in Section 3 above shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date;

            (b) Seller and Company shall have performed and complied with all of their covenants, agreements and obligations hereunder through the Closing;

            (c) Seller shall have procured all of the governmental approvals, consents or authorizations and third party consents specified in Section 3.5 above.

            (d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Acquisition to own the Shares or to operate the businesses of the Company (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (e) There shall not have been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

            (f) Seller shall have delivered to Acquisition a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(e) are satisfied in all respects;

            (g) Seller shall have entered into an Employment Agreement substantially in the form of Exhibit "F" hereto and the same shall be in full force and effect.

            (h) Acquisition shall have completed to its satisfaction its due diligence investigation of the Company;

            (i) Seller shall have delivered to Acquisition a certificate of non-foreign status under Section 1445 of the Code.

            (j) Seller shall have executed (or cause to be executed) and delivered to Acquisition such documentation as Acquisition may require to effectuate the transfer of the Analog Phone Technology pursuant to Section 5.9.

            (k) Seller and Company shall have delivered to Acquisition the favorable written opinion of Seller's counsel, Mesirov, Gelman, Jaffe, Cramer &

Jamieson, LLP, dated of the Closing Date and addressed to Acquisition in the form attached hereto as Exhibit "G".

            (l) All actions to be taken by the Company and the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Acquisition.

Acquisition may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

      6.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties set forth in Section 4 above shall be true and correct at and as of the Closing Date;

            (b) Clariti and Acquisition shall have performed and complied with all of its covenants hereunder through the Closing, including, but not limited to, establishment of the Tax Escrow Account;

            (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (d) Clariti and Acquisition shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

            (e) The Guarantors shall have been removed as guarantors under the Equipment Lease Agreements;

            (f) Clariti and Acquisition shall have delivered to Seller the favorable written opinion of Acquisition's counsel, Eizen Fineburg & McCarthy, LLP, dated as of the Closing Date and addressed to Seller in the form attached hereto as Exhibit "H".

            (g) All actions to be taken by Clariti and Acquisition in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

Seller may waive any condition specified in this Section 6.2 if Seller executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

      7.    NONCOMPETITION.

      7.1 Seller agrees that for a term of three (3) years from and after the Closing, Seller shall not, directly or indirectly, whether individually or in conjunction with any other Person or otherwise, as principal, agent, shareholder, director, employee, consultant or any other capacity or in other manner whatsoever:

            (i) within the Restricted Area (defined below), engage in any business or own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by (whether as an employee, principal, agent, shareholder, consultant, independent contractor, director, member, officer or in any other capacity or manner whatsoever), or connected in any manner with any Person that directly or indirectly competes with the Business (defined below);

           (ii) whether as an employee, agent, consultant, independent contractor, director, member, officer, shareholder or in any other capacity or manner whatsoever, for Seller's own account or for the benefit of any other Person, (a) solicit, attempt to solicit, aid in the solicitation, or service in any way any customer, potential customer or vendor of either Seller, Acquisition, Clariti and/or any of their Affiliates (hereinafter collectively referred to as the "Clariti Parties") for the purpose of providing any services which directly or indirectly are provided by any one or more of the Clariti Parties or entering into a business relationship with such customer or potential customer (which business relationship competes with the Business); (b) attempt to persuade such customer, potential customer or vendor to discontinue its relationship with such Clariti Parties; or (c) solicit, employ, retain or otherwise participate in the employment or retention of, in any capacity, any director, officer, employee, independent contractor or consultant of any one or more of the Clariti Parties or induce any such person to leave the employ of such Clariti Parties, without prior written consent of Clariti; or

          (iii) disclose to any third parties any Confidential Information or trade secrets of any one or more of the Clariti Parties unless already in the public domain through no act or omission of Seller.

      7.2   Seller acknowledges that the restrictions contained in this
Section 7 are a reasonable and necessary protection of the legitimate interests of the Clariti Parties and that any violation of the foregoing covenants of this Section may cause substantial and irreparable injury to Acquisition, Company, Clariti and their Affiliates and that Acquisition and Clariti would not have entered into this Agreement without receiving the additional consideration of Seller binding himself to such restrictions. In the event of any actual or threatened violation of such restrictions, Acquisition and/or Clariti shall be entitled, in addition to any other rights and remedies it may have, to injunctive relief.

      7.3 For the purposes hereof, "Restricted Area" shall mean anywhere in the United States of America and "Business" shall mean and include the (i) debit credit card phone business, (ii) the switch based carrier business, (iii) cellular phone business, (iv) the PCS business and (v) any other business directly or indirectly related to any of the foregoing.

      7.4 If at any time Acquisition and/or Clariti retains one or more attorneys to enforce any covenant or agreement of Seller under this Section and is substantially successful, then Acquisition's and/or Clariti's attorney"s fees, expenses and litigation costs, if any, shall be due and payable by Seller on demand.

      7.5 In the event that the covenants contained in this Section should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity, it is the intention of the parties that the restrictive covenants set forth herein shall not thereby be terminated but shall be considered amended and modified so as to eliminate or modify that particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable, and, as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.

      8.    INDEMNIFICATION.

      8.1 Survival of Representations and Warranties. All of the representations and warranties contained herein (except for those contained in Sections 3.1 (Organization of the Company), 3.2 (No Subsidiaries), 3.3 Capitalization and Ownership of the Company), 3.4 (Authorization of Transaction), 3.6 (Brokers' Fees), 3.7 (Title to Assets), 3.15 (Taxes), 3.17 (Intellectual Property), 3.24 (Employee Benefits), 3.25 (Environment, Health and Safety), 3.26 (Affiliated Transactions), 4.1 (Organization of Acquisition), 4.2 (Authority for Agreement), and 4.5 (Clariti Stock)) or contained in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect for a period of five (5) years thereafter. The representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.15, 3.17, 3.24, 3.25, 3.26, 4.1, 4.2
and 4.5 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof). The termination of any such representations and warranties, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date. All covenants and indemnities of the Seller and Acquisition in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever (or to the maximum extent permitted by applicable law).

      8.2 Indemnity by Seller. Seller hereby indemnifies, and agrees to defend and hold harmless Acquisition and each of its Affiliates (including Company) from, against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, injuries, deficiencies, demands, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the "Losses") that arise out of, result from or relate to any of the following:

            (a) the inaccuracy of any representation or warranty made by Seller and/or the Company (or any of them) herein, including as a result of any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by the Company or any Seller hereunder (in each case, as such representations and warranties would read if all references to materiality and Material Adverse Effect were deleted therefrom); provided, however, that:

                 (i) Seller shall be liable under this Section 8.2(a) in respect of Losses only to the extent that the aggregate amount of such Losses exceeds $100,000; provided, further, that the threshold shall not apply to any Losses that result from the inaccuracy of any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.15, 3.17, 3.24, 3.25 or
3.26 hereof or to any claim based upon fraud and;

                (ii) The Seller's aggregate liability under this Section 8.2(a) in respect of Losses that result from the inaccuracy of any representation or warranty contained in this Agreement shall not exceed the aggregate amount of the consideration paid to Seller pursuant to Section 2.4 hereof; provided that the limits set forth herein shall not apply to any claim based upon fraud.

            (b) the breach or nonfulfillment of any agreement or covenant of the Seller (or any of them) contained herein or in any agreement or instrument required to be entered into in connection herewith.

In the event that Seller may be obliged to indemnify under both subsection (a) and subsection (b) of this Section 8.2, his obligations under subsection (b) shall be controlling and the time and dollar limitations (if any) provided in Sections 8.1 and 8.2(a) hereof relating to his obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty as described in Section 8.2(a), shall not apply. Acquisition shall provide Seller written notice for any claim made in respect of the indemnification provided in this Section 8.2, whether or not arising out of a claim by a third party.

      8.3 Indemnity by Acquisition. Each of Clariti and Acquisition, separately and not jointly, on behalf of itself only, hereby indemnifies, and agrees to defend and hold harmless the Seller, against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, injuries, deficiencies, demands, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the "Losses") that arise out of, result from or relate to any of the following:

            (a) the inaccuracy of any representation or warranty made by Acquisition and/or Clariti herein, including as a result of any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Acquisition (in each case, as such representations and warranties would read if all references to materiality and Material Adverse Effect were deleted therefrom); provided, however, that:

                 (i)  Acquisition and/or shall be liable under this
Section 8.3(a) in respect of Losses only to the extent that the aggregate amount of such Losses exceeds $100,000; provided, further, that the threshold shall not apply to any Losses that result from the inaccuracy of any representation or warranty contained in Sections 4.1, 4.2 or 4.5 hereof or to any claim based upon fraud and;

                (ii) Clariti and Acquisition's combined aggregate liability under this Section 8.3(a) in respect of Losses that result from the inaccuracy of any representation or warranty contained in this Agreement shall not exceed the aggregate amount of the consideration paid to Seller pursuant to Section 2.4; provided that the limits set forth herein shall not apply to any claim based upon fraud.

           (b) the breach or nonfulfillment of any agreement or covenant of Acquisition contained herein or in any agreement or instrument required to be entered into in connection herewith.

In the event Acquisition may be obliged to indemnify under both subsection (a) and subsection (b) of this Section 8.3, its obligations under subsection (b) shall be controlling and the time and dollar limitations (if any) provided in Sections 8.1 and 8.3(a) hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty as described in Section 8.3(a), shall not apply. Seller shall provide Acquisition written notice for any claim made in respect of the indemnification provided in this Section 8.3, whether or not arising out of a claim by a third party.

      8.4   Matters Involving Third Parties.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

            (d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      8.5 Right of Offset. From time to time hereafter, in the event that either Acquisition or Clariti shall declare either Seller or Company in default or breach of any agreement, covenant, representation, warranty, indemnity or other duty, liability or obligation, (joint, several or otherwise) then, in addition to any other remedies available to Acquisition, at law or in equity, Acquisition and Clariti may withhold from Seller any Clariti Shares earned but not yet issued to Seller until such default or breach shall be cured and, if such default or breach shall result in a monetary loss, expense, damage and/or cost to Acquisition, Clariti, or any of their Affiliates, or be cured by the payment of money ("Monetary Loss") then, in addition to any other remedies available to Acquisition and/or Clariti, at law or in equity, Acquisition and/or Clariti may set off against such Clariti Shares that number of Clariti Shares valued at the amount of such Monetary Loss. The Clariti Shares shall be valued at the Clariti Stock Price.

      9.    TERMINATION.

      9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) Acquisition may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Company or the Seller have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Acquisition has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) Acquisition is not satisfied with the result of its due diligence of the Company or (iii) if the Closing shall not have occurred on or before January 17, 2000 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Acquisition itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (c) The Seller or Company may terminate this Agreement by giving written notice to Acquisition at any time prior to the Closing (i) in the event Acquisition has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller or Company have notified Acquisition of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 17, 2000 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Seller or the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

      9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10.   MISCELLANEOUS.

      10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party.

      10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

      10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Acquisition or Clariti:

Mellon Bank Center
1735 Market Street, Suite 1300
Philadelphia, PA  19103
Attention: Ronald R. Grawert, Chief Executive Officer

With a copy to:

Eizen Fineburg & McCarthy, LLP
2001 Market Street, Suite 3410
Philadelphia, PA  19103
Attention: Gary J. McCarthy, Esquire

If to Seller and/or Company:

Tekbilt World Communications, Inc.
55 Hawk Road, Suite 172, Box 96
Warminster, Pennsylvania 18974
Attention: Carl A. Saling, III, President

With a Copy to:

Mesirov, Gelman, Jaffe, Cramer

& Jamieson, LLP
1735 Market Street
Philadelphia, PA  19103
Attention: Edward J. DeMarco, Jr., Esquire

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. Any and all legal proceeds concerning the infringement, breach or contemplated breach of this Agreement shall be filed in the Commonwealth of Pennsylvania, Philadelphia County only, and the parties hereto consent to such jurisdiction and venue.

      10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      10.11 Expenses. Each of Acquisition, Seller and Company will bear its own costs and expenses (including legal and accounting fees and expenses) and the Seller will bear all of the costs and expenses (including legal and accounting fees and expenses) of the Company incurred in connection with this Agreement and the transactions contemplated hereby. The Company also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party, with respect to any of the costs and expenses of the Company and the Seller (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, Acquisition shall pay up to but not in excess of, $70,000 in legal and accounting fees and expenses incurred by or on behalf of Company in connection with this Agreement and the transactions contemplated hereby. Company shall present to Acquisition at Closing a final invoice for its legal and accounting fees, with sufficient detail, which amount (but not in excess of $70,000) shall be paid by Acquisition directly to the professional rendering such services in three equal monthly installments.

      10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      10.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      10.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this. Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

      10.15 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE SELLER HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.


SIGNATURES APPEAR ON THE FOLLOWING PAGE:

      IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the day and year first above written.


                         ACQUISITION:

                         Clariti Telecom, Inc., a Pennsylvania corporation

                         /s/Joseph Smith
                         ---------------
                         Joseph Smith, Chief Executive Officer

                         COMPANY:

                         Tekbilt World Communications, Inc.

                         /s/Carl A. Saling III
                         ---------------------
                         Carl A. Saling, III, President


                         SELLER:

                         /s/Carl A. Saling III
                         ---------------------
                         Carl A. Saling, III


                         CLARITI:

                         Clariti Telecommunications International, Ltd.

                         /s/Ronald R. Grawert
                         --------------------
                         Ronald R. Grawert, Chief Executive Officer